Exhibit 3.2

ARTICLES OF AMENDMENT TO

THE SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF

RODIN GLOBAL PROPERTY TRUST, INC.

Rodin Global Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.2.5of the Charter in its entirety and substituting in lieu thereof the following:

Section 5.2.5 Conversion of Class T Common Shares.

(a) Upon Listing of the Class A Common Shares, each Class T Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class A Common Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T Common Share and the denominator of which is the Net Asset Value Per Class A Common Share.

(b) As of the last calendar day of the month in which the Corporation’s transfer agent, on the Corporation’s behalf, determines that Total Stockholder-Level Underwriting Compensation paid with respect to the Class T Common Shares held by a Stockholder within such Stockholder’s account (not including Class T Common Shares sold pursuant to a Reinvestment Plan) would be in excess of ten percent of the total gross investment amount at the time of purchase of such Class T Common Shares (or a lower limit, provided that, in the case of a lower limit, (A) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time the Shares were first issued to such account sets forth the lower limit and (B) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing), each Class T Common Share held in the applicable Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class A Common Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T Common Share and the denominator of which is the Net Asset Value Per Class A Common Share.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: Except as amended hereby, the rest and remainder of the Charter shall be and remains in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer and Treasurer on this 6th day of June, 2018.

ATTEST:		RODIN GLOBAL PROPERTY TRUST, INC.

/s/ Steven Bisgay		/s/ Kenneth Carpenter		(SEAL)
Name:	Steven Bisgay	Name:	Kenneth Carpenter
Title:	Chief Financial Officer and Treasurer	Title:	President